UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2005

Commercial Vehicle Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50890	41-1990662
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6530 West Campus Oval, New Albany, Ohio		43054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-289-5360

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Investor Stockholders Agreement

Certain of the stockholders of Commercial Vehicle Group, Inc. ("CVG"), including certain of its current and former principal stockholders, were party to an investor stockholders agreement. This agreement had originally provided that CVG’s board of directors would be comprised of: (1) two representatives designated by Hidden Creek Industries, (2) one representative designated by Onex American Holdings II LLC ("Onex"), (3) one representative designated by Baird Capital Partners III L.P. and its affiliates and (4) one representative designated by Norwest Equity Partners VII L.P. Pursuant to the terms of this agreement, each of the parties had also agreed to vote their common stock as directed by J2R Partners VII on the designation of director representatives, the election of directors and on all other matters submitted to a vote of stockholders. The voting provisions of this agreement automatically terminated in connection with our initial public offering.

This agreement also generally restricted the transfer of any shares of common stock held by the parties to the agreement by granting certain parties thereto rights of first offer and participation rights in connection with any proposed transfer by any other party, with certain exceptions. In connection with CVG’s merger with Trim Systems, substantially all of the prior non-management stockholders of Trim Systems were added as parties to this agreement. This agreement was terminated effective as of October 3, 2005 by the agreement of the parties thereto.

Management Stockholders Agreement

In connection with its merger with Trim Systems, CVG entered into a management stockholders agreement with Onex and certain members of Trim Systems' management. Pursuant to this agreement each management stockholder agreed that, in the event he received an offer to purchase his stock from another management stockholder or a CVG employee (either of whom must have been approved by CVG’s board of directors), CVG (or at CVG's option, Onex and the other management stockholders) would have a right of first refusal with respect to the stock to be sold. Notwithstanding the foregoing, a management stockholder could have after the expiration of any relevant lock-up periods, sold up to 5% of his stock in the public market during any 90-day period, up to a maximum of one-third of the stock acquired by such management stockholder prior to such date, subject to a right of first refusal in favor of CVG, Onex and the other management stockholders.

The agreement further provided, that in the event a management stockholder ceased to be employed fulltime by CVG for any reason, such management stockholder would be entitled to sell his stock in the public market; provided that, in the event such management stockholder's employment had terminated due to: (1) retirement, he could sell no more than 75% of his stock during the first year; (2) death or disability, he could sell without restriction; and (3) in all other cases, he could sell no more than 50% of his stock in first year.

In the event CVG’s board of directors approved a sale of the company (other than a public offering of common stock), the parties agreed that the management stockholders would have a right to participate in the sale pro rata and that CVG could require each management stockholder to sell his stock to the proposed purchaser. The agreement also provided that in the event CVG proposed to conduct a public offering, the management stockholders would have the right, subject to certain exceptions and limitations, to include their stock in such offering.

The management stockholders also agreed to vote their common stock as directed by Onex on the designation of director representatives, the election of directors and on all other matters submitted to a vote of stockholders, and granted, to the extent permitted by law, the person who was at any time the President of Onex a proxy to vote their common stock, with certain exceptions. The terms of this agreement governed all common stock owned or later acquired by the management stockholders other than shares purchased in the open market. This agreement was terminated on October 3, 2005 by the agreement of the parties thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.

October 7, 2005	By:	Chad M. Utrup

Name: Chad M. Utrup
Title: Vice President of Finance and Chief Financial Officer